Exhibit 99.1

The Bon-Ton Stores, Inc. Appoints a New Member to Its Board of Directors

YORK, Pa.--(BUSINESS WIRE)--July 30, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced its Board of Directors has unanimously elected Daniel T. Motulsky to its Board, effective August 1, 2014.

Mr. Motulsky, 52, was a Managing Director and Global Head of Consumer & Retail of Lazard from 2000 to June 2014, having joined the firm in 1998. Lazard is a global financial advisory and asset management firm that engages in investment banking, asset management and other financial services primarily with institutional clients.

Prior to his service with Lazard, Mr. Motulsky was a partner of Tanner & Co., Inc., a merchant banking and mergers and acquisitions advisory firm. He previously served as an investment banker with Salomon Brothers Inc and began his career as a software design engineer at VLSI Technology, Inc. Mr. Motulsky received a B.S. with Distinction in Electrical Engineering and Computer Science from Stanford University in 1985.

Tim Grumbacher, Chairman of the Board, stated, “We are very pleased to welcome Dan as a member of our Board of Directors. Dan possesses extraordinary experience in the consumer and retail industries, which I believe will be invaluable to Bon-Ton. We welcome Dan’s insight and counsel as we continue to execute our business strategies for profitable growth and increased shareholder value.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 10 furniture galleries, in 25 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com